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Exhibit 99.3

Samsonite Announces Pricing of Senior Notes in Private Offering

        DENVER, Colorado, May 26, 2004—SAMSONITE CORPORATION (OTC Bulletin Board: SAMC—News) announced today that it has priced a private offering of euro 100 million (approximately $120.8 million based on the current euro/dollar exchange rate) in aggregate principal amount of its euro-denominated floating rate senior notes due 2010. The Company intends to complete the transaction on or about June 9, 2004. The notes are being offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, and outside the United States pursuant to Regulation S under the Securities Act of 1933. The notes have not been and may not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. The Company intends to use the net proceeds of this offering and the net proceeds of the previously-announced offering of its 8 7/8% senior subordinated notes due 2011, along with cash on hand and borrowings under its credit facility, to retire all of its outstanding 10 3/4% senior subordinated notes due 2008 and to pay related fees and expenses. The Company can give no assurance that the sale of the notes will be completed, and the sale is subject to market and other customary conditions.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes.

        The Company is one of the world's largest manufacturers and distributors of luggage and markets luggage, casual bags, backpacks, business cases and travel-related products under brands such as SAMSONITE®, AMERICAN TOURISTER®, LARK®, HEDGREN® and SAMSONITE® black label.

        This press release contains forward-looking statements within the meaning of the federal securities laws relating to the Company's plans to consummate the offering and the anticipated use of proceeds of the offering. These statements are based upon the current expectations and beliefs of the Company's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-look statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the Securities and Exchange Commission.

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  Exhibit 99.3
Samsonite Announces Pricing of Senior Notes in Private Offering